UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 13, 2017, Richard A. Edlin was appointed to the board of directors, or the Board, of Eagle Pharmaceuticals, Inc., or the Company, effective March 17, 2017. Mr. Edlin’s appointment filled a preexisting vacancy on the Board. Mr. Edlin will serve as a Class I director with a term of office expiring at the Company’s 2018 annual meeting of stockholders.

In addition, the Board appointed Mr. Edlin to serve as a member of the nominating and corporate governance committee of the Board, effective March 17, 2017.  Following Mr. Edlin’s appointment, the members of the nominating and corporate governance committee will consist of Sander Flaum (Chair), Robert Glenning, and Mr. Edlin.

In connection with his appointment to the Board, the Company will grant Mr. Edlin an option to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on March 17, 2017, which option is subject to annual vesting over three years and will vest in full upon a change of control of the Company.

The Company has also entered into its standard form of indemnification agreement with Mr. Edlin.

Item 7.01 Regulation FD Disclosure.

On March 16, 2017, the Company issued a press release regarding the information referenced above, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this current report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended. As such, this information shall not be incorporated by reference into any of the Company’s reports or other filings made with the Securities and Exchange Commission. The furnishing of the information in this current report is not intended to, and does not, constitute a determination or admission by the Company that the information in this current report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of the Company dated March 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Pharmaceuticals, Inc.
Dated: March 16, 2017
	By:	/s/ Scott Tarriff
Scott Tarriff
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company dated March 16, 2017